                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                            New York, NY 10017-2630
                                            www.travelers.com
NYSE: TRV

Travelers Reports Third Quarter 2020 Net Income per Diluted Share of $3.23 and Core Income per Diluted Share of $3.12, Both Up Substantially from Prior Year Quarter

Third Quarter Return on Equity of 12.1% and Core Return on Equity of 13.5%

•Third quarter net income of $827 million and core income of $798 million.
•Consolidated combined ratio improved 6.6 points to a strong 94.9%; underlying combined ratio improved 2.6 points to a strong 91.5%.
•Net favorable prior year reserve development included the previously announced $403 million pre-tax of PG&E subrogation recoveries.
•Catastrophe losses of $397 million pre-tax compared to $241 million pre-tax in the prior year quarter.
•Net written premiums of $7.771 billion, up 3% compared to the prior year quarter.
•Strong renewal rate change in all three segments, including record renewal rate change in Business Insurance and Bond & Specialty Insurance.
•Capital returned to shareholders of $218 million; no share repurchases in the current quarter. Year-to-date capital returned to shareholders of $1.117 billion, including $471 million of share repurchases.
•Book value per share of $109.94, up 8% from year-end 2019; adjusted book value per share of $94.89, up 2% from year-end 2019.
•Board of Directors declares regular quarterly cash dividend of $0.85 per share.

New York, October 20, 2020 — The Travelers Companies, Inc. today reported net income of $827 million, or $3.23 per diluted share, for the quarter ended September 30, 2020, compared to $396 million, or $1.50 per diluted share, in the prior year quarter. Core income in the current quarter was $798 million, or $3.12 per diluted share, compared to $378 million, or $1.43 per diluted share, in the prior year quarter. Core income increased primarily due to net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year quarter, a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses) and higher net investment income, partially offset by higher catastrophe losses. Net realized investment gains in the current quarter were $37 million pre-tax ($29 million after-tax), compared to $23 million pre-tax ($18 million after-tax) in the prior year quarter.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	Change		2020	2019	Change
Net written premiums	$7,771	$7,569	3%		$22,463	$22,076	2%

Total revenues	$8,275	$8,013	3		$23,584	$23,518	—
Net income	$827	$396	109		$1,387	$1,749	(21)
per diluted share	$3.23	$1.50	115		$5.41	$6.59	(18)
Core income	$798	$378	111		$1,424	$1,670	(15)
per diluted share	$3.12	$1.43	118		$5.56	$6.29	(12)
Diluted weighted average shares outstanding	254.3	261.8	(3)		254.5	263.4	(3)
Combined ratio	94.9%	101.5%	(6.6)	pts	97.9%	97.9%	—	pts
Underlying combined ratio	91.5%	94.1%	(2.6)	pts	91.4%	93.5%	(2.1)	pts
Return on equity	12.1%	6.2%	5.9	pts	7.0%	9.5%	(2.5)	pts
Core return on equity	13.5%	6.5%	7.0	pts	8.1%	9.6%	(1.5)	pts

	As of			Change From
	September 30, 2020	December 31, 2019	September 30, 2019	December 31, 2019	September 30, 2019
Book value per share	$109.94	$101.55	$99.21	8%	11%
Adjusted book value per share	94.89	92.76	90.09	2%	5%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data. .

“We are pleased to report third quarter core income of $798 million and core return on equity of 13.5%, despite catastrophe losses that were well above the 10-year average for the third quarter,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Our earnings this quarter reflect strong underlying underwriting income, resulting from record quarterly net earned premiums and an underlying combined ratio which improved 2.6 points to 91.5%. The underlying loss ratio benefited from disciplined underwriting and earned rate in excess of loss trend. The underlying expense ratio continues to benefit from our strategic focus on productivity and efficiency. Core income in the quarter also included favorable prior year reserve development, driven by our previously-announced PG&E subrogation recoveries. Our high-quality investment portfolio performed well, generating net investment income of $566 million after-tax.

“We are also very pleased with the strength of our top line, particularly in light of the ongoing challenges in the economic environment. Net written premiums in the quarter were up nearly 3%, driven by retentions that remain consistently high across all of our businesses, strong renewal rate change in all three segments and a resilient portfolio of quality accounts. In Business Insurance, we achieved record renewal rate change of 8.2%, 4 points higher than the prior year quarter, while retention remained strong. In Bond & Specialty Insurance, net written premiums increased by 4%, as renewal premium change in our domestic management liability business rose to 8.1%, including record renewal rate change, while retention remained at an historical high. In Personal Insurance, net written premiums increased by 8%, driven by strong retention and new business in both Agency Auto and Agency Homeowners. In our Agency Homeowners business, we achieved renewal premium change of 8.2%, its highest level since 2014.

“From a position of strength, we continue to actively pursue our innovation agenda and invest in our strategic priorities to extend our lead in risk expertise, provide best-in-class experiences to our customers and distribution partners, and improve productivity and efficiency. With our significant competitive advantages, including our highly engaged and talented workforce, we are well positioned to capitalize on opportunities and successfully grow our business as the economy continues to reopen.”

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2020		2019		Change		2020		2019		Change
Underwriting gain (loss):	$339		$(149)		$488		$347		$320		$27
Underwriting gain (loss) includes:
Net favorable (unfavorable) prior year reserve development	142		(294)		436		171		(120)		291
Catastrophes, net of reinsurance	(397)		(241)		(156)		(1,584)		(801)		(783)
Net investment income	671		622		49		1,550		1,852		(302)
Other income (expense), including interest expense	(61)		(64)		3		(228)		(209)		(19)
Core income before income taxes	949		409		540		1,669		1,963		(294)
Income tax expense	151		31		120		245		293		(48)
Core income	798		378		420		1,424		1,670		(246)
Net realized investment gains (losses) after income taxes	29		18		11		(37)		79		(116)
Net income	$827		$396		$431		$1,387		$1,749		$(362)

Combined ratio	94.9%		101.5%		(6.6)	pts	97.9%		97.9%		—	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	(1.9)	pts	4.1	pts	(6.0)	pts	(0.8)	pts	0.6	pts	(1.4)	pts
Catastrophes, net of reinsurance	5.3	pts	3.3	pts	2.0	pts	7.3	pts	3.8	pts	3.5	pts
Underlying combined ratio	91.5%		94.1%		(2.6)	pts	91.4%		93.5%		(2.1)	pts

Net written premiums
Business Insurance	$3,833		$3,889		(1)%		$11,800		$11,926		(1)%
Bond & Specialty Insurance	754		728		4		2,151		2,025		6
Personal Insurance	3,184		2,952		8		8,512		8,125		5
Total	$7,771		$7,569		3%		$22,463		$22,076		2%

Third Quarter 2020 Results
(All comparisons vs. third quarter 2019, unless noted otherwise)

Net income of $827 million increased $431 million due to higher core income and higher net realized investment gains. Core income of $798 million increased $420 million, primarily due to net favorable prior year reserve development in the current quarter compared to net unfavorable prior year reserve development in the prior year quarter, a higher underlying underwriting gain and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes and a lower underlying combined ratio. Catastrophe and non-catastrophe weather-related losses, including losses from wildfires, in the third quarter of 2020 were reduced by the full $280 million of recoveries available under the Company's Underlying Property Aggregate Catastrophe Excess-of-Loss Reinsurance Treaty. Net realized investment gains were $37 million pre-tax ($29 million after-tax), compared to $23 million pre-tax ($18 million after-tax) in the prior year quarter.

Combined ratio:

•The combined ratio of 94.9% improved 6.6 points due to net favorable prior year reserve development in the current quarter compared to net unfavorable prior year reserve development in the prior year quarter (6.0 points) and a lower underlying combined ratio (2.6 points), partially offset by higher catastrophe losses (2.0 points).

•The underlying combined ratio of 91.5% improved 2.6 points. See below for further details by segment.

•Net favorable prior year reserve development included a $403 million subrogation benefit from Pacific Gas and Electric Company (PG&E) related to the 2017 and 2018 California wildfires. Net prior year reserve development also included a $295 million increase to asbestos reserves, compared with a $220 million increase in the prior year quarter.

•Catastrophe losses primarily resulted from the derecho windstorm in the midwestern region of the United States, the Glass wildfire in California, Tropical Storm Isaias, Hurricane Laura and additional wildfires in the western United States.

Net investment income of $671 million pre-tax ($566 million after-tax) increased 8%. Income from the fixed income investment portfolio decreased from the prior year quarter, primarily due to lower interest rates, partially offset by a higher average level of fixed maturity investments. Income from the non-fixed income investment portfolio increased over the prior year quarter, primarily due to higher private equity partnership returns. Non-fixed income returns are generally reported on a one quarter lagged basis and directionally follow the broader equity markets.

Net written premiums of $7.771 billion increased 3%. See below for further details by segment.

Year-to-Date 2020 Results
(All comparisons vs. year-to-date 2019, unless noted otherwise)

Net income of $1.387 billion decreased $362 million due to lower core income and net realized investment losses in the current period compared to net realized investment gains in the prior year period. Core income of $1.424 billion decreased by $246 million, primarily due to higher catastrophe losses and lower net investment income, partially offset by a higher underlying underwriting gain and net favorable prior year reserve development in the current period compared to net unfavorable prior year reserve development in the prior year period. The underlying underwriting gain benefited from higher business volumes and a lower underlying combined ratio. Net realized investment losses were $48 million pre-tax ($37 million after-tax), compared to net realized investment gains of $101 million pre-tax ($79 million after-tax) in the prior year period. Net realized investment losses in the current period included the mark-to-market impact on the Company's equity investments related to the volatility in global financial markets in the first quarter of 2020 associated with COVID-19.

Combined ratio:

•The combined ratio of 97.9% was level with the prior year period, as a lower underlying combined ratio (2.1 points) and net favorable prior year reserve development in the current period compared to net unfavorable prior year reserve development in the prior year period (1.4 points) were offset by higher catastrophe losses (3.5 points).

•The underlying combined ratio of 91.4% improved 2.1 points. See below for further details by segment.

•Net favorable prior year reserve development in Personal Insurance was partially offset by net unfavorable prior year reserve development in Business Insurance and Bond & Specialty Insurance.

•Catastrophe losses included the third quarter events described above, as well as tornado activity in Tennessee and other wind storms and winter storms in several regions of the United States in the first quarter of 2020, and severe storms in several regions of the United States and civil unrest in the second quarter of 2020.
Net investment income of $1.550 billion pre-tax ($1.336 billion after-tax) decreased 16%. Income from the fixed income investment portfolio decreased from the prior year period, primarily due to lower interest rates, partially offset by a higher average level of fixed maturity investments. Income from the non-fixed income investment portfolio decreased from the prior year period, primarily due to lower private equity partnership returns which reflected the impact of the disruption in global financial markets in the first quarter of 2020 associated with COVID-19.

Net written premiums of $22.463 billion increased 2%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $27.849 billion increased 7% over year-end 2019, primarily due to higher net unrealized investment gains resulting from lower interest rates. Net unrealized investment gains included in shareholders’ equity were $4.844 billion pre-tax ($3.812 billion after-tax), compared to net unrealized investment gains of $2.853 billion pre-tax ($2.246 billion after-tax) at year-end 2019. Book value per share of $109.94 increased 8% from year-end 2019, also primarily due to the impact of lower interest rates on net unrealized investment gains. Adjusted book value per share of $94.89, which excludes net unrealized investment gains, increased 2% from year-end 2019.

The Company did not repurchase any shares during the third quarter under its share repurchase authorization. Capacity remaining under the existing share repurchase authorization was $1.361 billion at the end of the quarter. Also at the end of the quarter, statutory capital and surplus was $21.230 billion, and the ratio of debt-to-capital was 20.2%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 22.7%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $0.85 per share. The dividend is payable on December 31, 2020, to shareholders of record at the close of business on December 10, 2020.

Business Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2020		2019		Change		2020		2019		Change
Underwriting gain (loss):	$(100)		$(284)		$184		$(472)		$(282)		$(190)
Underwriting gain (loss) includes:
Net unfavorable prior year reserve development	(220)		(316)		96		(215)		(266)		51
Catastrophes, net of reinsurance	(97)		(116)		19		(669)		(422)		(247)
Net investment income	498		457		41		1,131		1,365		(234)
Other income (expense)	6		—		6		(16)		(6)		(10)
Segment income before income taxes	404		173		231		643		1,077		(434)
Income tax expense (benefit)	39		(6)		45		47		133		(86)
Segment income	$365		$179		$186		$596		$944		$(348)

Combined ratio	102.3%		107.0%		(4.7)	pts	103.8%		102.1%		1.7	pts
Impact on combined ratio
Net unfavorable prior year reserve development	5.8	pts	8.1	pts	(2.3)	pts	1.9	pts	2.3	pts	(0.4)	pts
Catastrophes, net of reinsurance	2.5	pts	3.0	pts	(0.5)	pts	5.8	pts	3.7	pts	2.1	pts
Underlying combined ratio	94.0%		95.9%		(1.9)	pts	96.1%		96.1%		—	pts

Net written premiums by market
Domestic
Select Accounts	$658		$695		(5)%		$2,191		$2,236		(2)%
Middle Market	2,131		2,150		(1)		6,499		6,569		(1)
National Accounts	239		273		(12)		755		800		(6)
National Property and Other	602		553		9		1,615		1,528		6
Total Domestic	3,630		3,671		(1)		11,060		11,133		(1)
International	203		218		(7)		740		793		(7)
Total	$3,833		$3,889		(1)%		$11,800		$11,926		(1)%

Third Quarter 2020 Results
(All comparisons vs. third quarter 2019, unless noted otherwise)

Segment income for Business Insurance was $365 million after-tax, an increase of $186 million. Segment income increased primarily due to lower net unfavorable prior year reserve development, a higher underlying underwriting gain, higher net investment income and lower catastrophe losses (net of recoveries under the property aggregate catastrophe reinsurance treaty discussed above).

Combined ratio:

•The combined ratio of 102.3% improved 4.7 points due to lower net unfavorable prior year reserve development (2.3 points), a lower underlying combined ratio (1.9 points) and lower catastrophe losses (0.5 points).

•The underlying combined ratio of 94.0% improved by 1.9 points, primarily reflecting earned pricing that exceeded loss cost trends and a modest net favorable impact from COVID-19 and related economic conditions.

•Net unfavorable prior year reserve development was primarily driven by an increase to asbestos reserves of $295 million and an increase to the reserves in our run-off book related to a single insured arising out of policies issued more than 20 years ago, both primarily in the segment's domestic general liability product line. These reserve increases were partially offset by $81 million of recoveries from the PG&E subrogation described above and better than expected loss experience in workers' compensation for multiple accident years.

Net written premiums of $3.833 billion decreased 1%. The benefits of continued strong retention and higher renewal rate changes were more than offset by a modest reduction in exposures and a decrease in new business volume, both impacted by COVID-19 and related economic conditions.

Year-to-Date 2020 Results
(All comparisons vs. year-to-date 2019, unless noted otherwise)

Segment income for Business Insurance was $596 million after-tax, a decrease of $348 million. Segment income decreased primarily due to higher catastrophe losses and lower net investment income, partially offset by lower net unfavorable prior year reserve development.

Combined ratio:

•The combined ratio of 103.8% increased 1.7 points due to higher catastrophe losses (2.1 points), partially offset by lower net unfavorable prior year reserve development (0.4 points).
•The underlying combined ratio of 96.1% was level with the prior year period. COVID-19 and related economic conditions had a modest net unfavorable impact on the underlying combined ratio.

•Net unfavorable prior year reserve development was primarily driven by the following:

•Asbestos reserves - an increase of $295 million;
•General liability (excluding asbestos and environmental) - higher than expected loss experience in the segment's domestic operations for primary and excess coverages for recent accident years;
•Commercial automobile - higher than expected loss experience in the segment's domestic operations for recent accident years; and
•Commercial multi-peril (excluding PG&E subrogation recoveries and asbestos and environmental) - higher than expected loss experience in the segment's domestic operations for recent accident years.

Partially offset by:

•Workers' compensation - better than expected loss experience in the segment's domestic operations for multiple accident years;
•Commercial property (excluding PG&E subrogation recoveries) - better than expected loss experience in the segment's domestic operations for multiple accident years; and
•PG&E subrogation recoveries - $81 million of recoveries as described above.

Net written premiums of $11.800 billion decreased 1%, driven by the same factors described above for the third quarter of 2020.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2020		2019		Change		2020		2019		Change
Underwriting gain:	$76		$104		$(28)		$208		$373		$(165)
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	—		3		(3)		(33)		45		(78)
Catastrophes, net of reinsurance	(2)		(1)		(1)		(10)		(4)		(6)
Net investment income	58		59		(1)		155		173		(18)
Other income	5		6		(1)		13		16		(3)
Segment income before income taxes	139		169		(30)		376		562		(186)
Income tax expense	24		30		(6)		67		111		(44)
Segment income	$115		$139		$(24)		$309		$451		$(142)

Combined ratio	89.3%		83.3%		6.0	pts	89.7%		79.8%		9.9	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	—	pts	(0.5)	pts	0.5	pts	1.5	pts	(2.3)	pts	3.8	pts
Catastrophes, net of reinsurance	0.3	pts	0.2	pts	0.1	pts	0.5	pts	0.2	pts	0.3	pts
Underlying combined ratio	89.0%		83.6%		5.4	pts	87.7%		81.9%		5.8	pts

Net written premiums
Domestic
Management Liability	$467		$424		10%		$1,306		$1,194		9%
Surety	208		232		(10)		643		660		(3)
Total Domestic	675		656		3		1,949		1,854		5
International	79		72		10		202		171		18
Total	$754		$728		4%		$2,151		$2,025		6%

Third Quarter 2020 Results
(All comparisons vs. third quarter 2019, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $115 million after-tax, a decrease of $24 million. Segment income decreased primarily due to a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 89.3% increased 6.0 points due to a higher underlying combined ratio (5.4 points), lower net favorable prior year reserve development (0.5 points) and higher catastrophe losses (0.1 points).

•The underlying combined ratio of 89.0% increased 5.4 points, primarily driven by the impacts of higher loss estimates for management liability coverages, primarily due to the impact of COVID-19 and related economic conditions.

•There was no net prior year reserve development in the current quarter.

Net written premiums of $754 million increased 4%, reflecting continued strong retention and increased levels of renewal premium change in management liability.

Year-to-Date 2020 Results
(All comparisons vs. year-to-date 2019, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $309 million after-tax, a decrease of $142 million. Segment income decreased primarily due to a lower underlying underwriting gain and net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year period. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 89.7% increased 9.9 points due to a higher underlying combined ratio (5.8 points), net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year period (3.8 points) and higher catastrophe losses (0.3 points).

•The underlying combined ratio of 87.7% increased 5.8 points, primarily driven by the impacts of higher loss estimates for management liability coverages, including the impact of COVID-19 and related economic conditions.

•Net unfavorable prior year reserve development was driven by higher than expected loss experience in the domestic general liability product line for management liability coverages for recent accident years.

Net written premiums of $2.151 billion increased 6%, driven by the same factors described above for the third quarter of 2020.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2020		2019		Change		2020		2019		Change
Underwriting gain:	$363		$31		$332		$611		$229		$382
Underwriting gain includes:
Net favorable prior year reserve development	362		19		343		419		101		318
Catastrophes, net of reinsurance	(298)		(124)		(174)		(905)		(375)		(530)
Net investment income	115		106		9		264		314		(50)
Other income	21		22		(1)		53		65		(12)
Segment income before income taxes	499		159		340		928		608		320
Income tax expense	107		28		79		190		111		79
Segment income	$392		$131		$261		$738		$497		$241

Combined ratio	86.4%		98.0%		(11.6)	pts	91.7%		96.2%		(4.5)	pts
Impact on combined ratio
Net favorable prior year reserve development	(12.8)	pts	(0.7)	pts	(12.1)	pts	(5.2)	pts	(1.3)	pts	(3.9)	pts
Catastrophes, net of reinsurance	10.5	pts	4.7	pts	5.8	pts	11.3	pts	4.9	pts	6.4	pts
Underlying combined ratio	88.7%		94.0%		(5.3)	pts	85.6%		92.6%		(7.0)	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,402		$1,347		4%		$3,803		$3,871		(2)%
Homeowners and Other	1,482		1,300		14		3,891		3,395		15
Total Agency	2,884		2,647		9		7,694		7,266		6
Direct-to-Consumer	124		115		8		326		313		4
Total Domestic	3,008		2,762		9		8,020		7,579		6
International	176		190		(7)		492		546		(10)
Total	$3,184		$2,952		8%		$8,512		$8,125		5%
 (1) Represents business sold through agents, brokers and other intermediaries and excludes direct to consumer and international.

Third Quarter 2020 Results
(All comparisons vs. third quarter 2019, unless noted otherwise)

Segment income for Personal Insurance was $392 million after-tax, an increase of $261 million. Segment income increased primarily due to higher net favorable prior year reserve development and a higher underlying underwriting gain, partially offset by higher catastrophe losses (net of recoveries under the property aggregate catastrophe reinsurance treaty discussed above). The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 86.4% improved 11.6 points due to higher net favorable prior year reserve development (12.1 points) and a lower underlying combined ratio (5.3 points), partially offset by higher catastrophe losses (5.8 points).

•The underlying combined ratio of 88.7% improved 5.3 points, primarily driven by lower losses in the automobile product line due to a decrease in miles driven attributable to COVID-19 and related economic conditions, partially offset by higher non-catastrophe weather-related losses, including losses from wildfires, in the homeowners and other product line.

•Net favorable prior year reserve development was driven by $322 million of PG&E subrogation recoveries described above and better than expected loss experience in the segment's domestic operations in the automobile product line for recent accident years.

Net written premiums of $3.184 billion increased 8%. Agency Automobile net written premiums increased 4%, driven by strong retention and higher levels of new business. Agency Homeowners and Other net written premiums increased 14%, driven by strong retention, renewal premium change of 8% and higher levels of new business.

Year-to-Date 2020 Results
(All comparisons vs. year-to-date 2019, unless noted otherwise)

Segment income for Personal Insurance was $738 million after-tax, an increase of $241 million. Segment income increased primarily due to a higher underlying underwriting gain and higher net favorable prior year reserve development, partially offset by higher catastrophe losses and lower net investment income. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 91.7% improved 4.5 points due to a lower underlying combined ratio (7.0 points) and higher net favorable prior year reserve development (3.9 points), partially offset by higher catastrophe losses (6.4 points).

•The underlying combined ratio of 85.6% improved 7.0 points, primarily driven by lower losses in the automobile product line due to a decrease in miles driven attributable to COVID-19 and related economic conditions (net of premium refunds) and lower non-catastrophe weather-related losses in the homeowners and other product line.

•Net favorable prior year reserve development was driven by the same factors described above for the third quarter of 2020.

Net written premiums of $8.512 billion increased 5%. Excluding premium refunds provided to personal automobile customers primarily in the second quarter of 2020, net written premiums increased 7%. Agency Automobile net written premiums decreased 2% due to the premium refunds. Excluding the impact of the premium refunds, Agency Automobile net written premiums increased 3%, driven by strong retention and higher levels of new business. Agency Homeowners and Other net written premiums increased 15%, driven by strong retention, renewal premium change of 8% and higher levels of new business.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, October 20, 2020. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $32 billion in 2019. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance-related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, renewal premium changes, underwriting margins and underlying underwriting margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns, and combined ratios and underlying combined ratios);
•the impact of COVID-19 and related economic conditions, including the potential impact on the Company's investments;
•the impact of legislative or regulatory actions or court decisions taken in response to COVID-19;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses;
•the impact of investment (including changes in interest rates), economic (including inflation, changes in tax law, changes in commodity prices and fluctuations in foreign currency exchange rates) and underwriting market conditions;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages;
•new product offerings;
•the impact of new or potential regulations imposed or to be imposed by the United States or other nations, including tariffs or other barriers to international trade; and
•the impact of developments in the tort environment, such as increased attorney involvement in insurance claims and legislation allowing victims of sexual abuse to file or proceed with claims that otherwise would have been time-barred.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:
•high levels of catastrophe losses, including as a result of factors such as increased concentrations of insured exposures in catastrophe-prone areas, could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments in which the Company operates or the impacts of COVID-19, the Company’s financial results could be materially and adversely affected;
•the impact of COVID-19 and related risks, including on the Company's distribution or other key partners, could materially affect the Company's results of operations, financial position and/or liquidity;
•during or following a period of financial market disruption or an economic downturn, such as the current environment, the Company’s business could be materially and adversely affected;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses, particularly in the current environment;
•the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;
•the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company's inability to manage effectively a changing distribution landscape could adversely affect the Company;
•the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative or regulatory changes that take place after the Company issues its policies, including those taken in response to COVID-19 (such as effectively expanding workers' compensation coverage by instituting presumptions of compensability of claims for certain types of workers or requiring insurers to cover business interruption claims irrespective of terms, exclusions or other conditions included in the policies that would otherwise preclude coverage), can result in an unexpected increase in the number of claims and have a material adverse impact on the Company's results of operations;
•the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and the Company is exposed to credit risk related to its structured settlements;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties, which risk is heightened in the current environment;
•within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation or regulatory actions (including those taken in response to COVID-19) may reduce the Company’s profitability and limit its growth;
•a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;
•the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;
•the Company’s efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may create enhanced risks;
•the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;
•the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as its business processes become more digital;
•if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted. This risk is heightened in the current environment where a majority of the Company's employees have shifted to a work from home arrangement;
•the Company is also subject to a number of additional risks associated with its business outside the United States, such as foreign currency exchange fluctuations (including with respect to the valuation of the Company’s foreign investments and interests in joint ventures) and restrictive regulations as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•regulatory changes outside of the United States, including in Canada, the United Kingdom, the Republic of Ireland and the European Union, could adversely impact the Company’s results of operations and limit its growth;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;
•acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;
•the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;
•the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;
•intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;
•changes in federal regulation could impose significant burdens on the Company, and otherwise adversely impact the Company’s results;
•changes in U.S. tax laws or in the tax laws of other jurisdictions where the Company operates could adversely impact the Company; and
•the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors, including the ongoing level of uncertainty related to COVID-19.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 20, 2020, and in our most recent annual report on Form 10-K filed with the SEC on February 13, 2020, in each case as updated by our periodic filings with the SEC.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2020	2019	2020	2019
Net income	$827	$396	$1,387	$1,749
Less: Net realized investment (gains) losses	(29)	(18)	37	(79)
Core income	$798	$378	$1,424	$1,670

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2020	2019	2020	2019
Net income	$986	$432	$1,621	$2,064
Less: Net realized investment (gains) losses	(37)	(23)	48	(101)
Core income	$949	$409	$1,669	$1,963

	Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,622	2,523	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	—	—	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
 (1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Basic income per share
Net income	$3.24	$1.52	$5.44	$6.65
Adjustments:
Net realized investment (gains) losses, after-tax	(0.11)	(0.07)	0.14	(0.30)
Core income	$3.13	$1.45	$5.58	$6.35
Diluted income per share
Net income	$3.23	$1.50	$5.41	$6.59
Adjustments:
Net realized investment (gains) losses, after-tax	(0.11)	(0.07)	0.15	(0.30)
Core income	$3.12	$1.43	$5.56	$6.29

Reconciliation of Segment Income to Total Core Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2020	2019	2020	2019
Business Insurance	$365	$179	$596	$944
Bond & Specialty Insurance	115	139	309	451
Personal Insurance	392	131	738	497
Total segment income	872	449	1,643	1,892
Interest Expense and Other	(74)	(71)	(219)	(222)
Total core income	$798	$378	$1,424	$1,670

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of September 30,
($ in millions)	2020	2019
Shareholders’ equity	$27,849	$25,607
Adjustments:
Net unrealized investment gains, net of tax, included in shareholders’ equity	(3,812)	(2,354)
Net realized investment (gains) losses, net of tax	37	(79)
Adjusted shareholders’ equity	$24,074	$23,174

	As of December 31,
($ in millions)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$25,943	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(2,246)	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment	—	—	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$23,612	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2020	2019	2020	2019
Annualized net income	$3,309	$1,585	$1,850	$2,332
Average shareholders’ equity	27,396	25,464	26,348	24,637
Return on equity	12.1%	6.2%	7.0%	9.5%
Annualized core income	$3,193	$1,512	$1,899	$2,226
Adjusted average shareholders’ equity	23,652	23,339	23,534	23,289
Core return on equity	13.5%	6.5%	8.1%	9.6%

Average annual core return on equity over a period is the ratio of: (a) the sum of core income less preferred dividends for the periods presented to (b) the sum of: (1) the sum of the adjusted average shareholders’ equity for all full years in the period presented and (2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through September 30, 2020

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2020	2019	2020	2019
Core income, less preferred dividends	$798	$378	$1,424	$1,670
Annualized core income	3,193	1,512	1,899	2,226
Adjusted average shareholders’ equity	23,652	23,339	23,534	23,289
Core return on equity	13.5%	6.5%	8.1%	9.6%
Average annual core return on equity for the period January 1, 2005 through September 30, 2020	12.6%

	Twelve Months Ended December 31,
($ in millions)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,335	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	10.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2020 ranges from approximately $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax except as noted)	2020	2019	2020	2019
Pre-tax underwriting gain excluding the impact of catastrophes and net prior year loss reserve development	$594	$386	$1,760	$1,241
Pre-tax impact of catastrophes	(397)	(241)	(1,584)	(801)
Pre-tax impact of net favorable (unfavorable) prior year loss reserve development	142	(294)	171	(120)
Pre-tax underwriting gain (loss)	339	(149)	347	320
Income tax expense (benefit) on underwriting results	58	(48)	78	62
Underwriting gain (loss)	281	(101)	269	258
Net investment income	566	528	1,336	1,572
Other income (expense), including interest expense	(49)	(49)	(181)	(160)
Core income	798	378	1,424	1,670
Net realized investment gains (losses)	29	18	(37)	79
Net income	$827	$396	$1,387	$1,749

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2020	2019	2020	2019
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,886	$5,230	$14,782	$14,493
Less:
Policyholder dividends	11	15	31	37
Allocated fee income	35	47	120	132
Loss ratio numerator	$4,840	$5,168	$14,631	$14,324
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,207	$1,169	$3,558	$3,420
General and administrative expenses (G&A)	1,109	1,098	3,367	3,280
Less:
Non-insurance G&A	60	48	167	145
Allocated fee income	66	74	203	214
Billing and policy fees and other	24	28	69	81
Expense ratio numerator	$2,166	$2,117	$6,486	$6,260
Earned premium	$7,380	$7,179	$21,564	$21,022
Combined ratio (1)
Loss and loss adjustment expense ratio	65.6%	72.0%	67.8%	68.1%
Underwriting expense ratio	29.3%	29.5%	30.1%	29.8%
Combined ratio	94.9%	101.5%	97.9%	97.9%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains, Net of Tax

	As of
($ in millions, except per share amounts)	September 30, 2020	December 31, 2019
Shareholders’ equity	$27,849	$25,943
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	3,812	2,246
Shareholders’ equity, excluding net unrealized investment gains, net of tax, included in shareholders’ equity	24,037	23,697
Less:
Goodwill	3,945	3,961
Other intangible assets	318	330
Impact of deferred tax on other intangible assets	(55)	(51)
Tangible shareholders’ equity	$19,829	$19,457
Common shares outstanding	253.3	255.5
Book value per share	$109.94	$101.55
Adjusted book value per share	94.89	92.76
Tangible book value per share	78.28	76.17

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	September 30, 2020	December 31, 2019
Debt	$7,050	$6,558
Shareholders’ equity	27,849	25,943
Total capitalization	34,899	32,501
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	3,812	2,246
Total capitalization excluding net unrealized gain on investments, net of tax, included in shareholders’ equity	$31,087	$30,255
Debt-to-capital ratio	20.2%	20.2%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax, included in shareholders’ equity	22.7%	21.7%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty

Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 13, 2020, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825